EXHIBIT 16.1

RBSM, LLP

Sugar Land, Texas

September 22, 2015

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the SBH Associates, Inc. (the “Company”) Form 8-K dated August 3, 2015, and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/S/ RBSM, LLP

Sugar Land, Texas